Exhibit 10.3

Ninth Amendment

To

Loan And Security Agreement and

Limited Waiver

This NINTH AMENDMENT to LOAN AND SECURITY AGREEMENT AND LIMITED WAIVER (this “Amendment”) is entered into as of August 31, 2018, by and between ACCELERIZE INC., a Delaware corporation (“Borrower”), and SAAS CAPITAL FUNDING II, LLC, a Delaware limited liability company (“Lender”).

Recitals

A.     Lender and Borrower have entered into that certain Loan and Security Agreement dated as of May 5, 2016, as amended by that certain First Amendment to Loan and Security Agreement, dated as of November 29, 2016, as further amended by that certain Second Amendment to Loan and Security Agreement, dated as of May 5, 2017, as further amended by that certain Third Amendment to Loan and Security Agreement, dated as of June 16, 2017, as further amended by that certain Fourth Amendment to Loan and Security Agreement, dated as of August 14, 2017, as further amended by that certain Fifth Amendment to Loan and Security Agreement, Limited Waiver and Consent, dated as of November 8, 2017, as further amended by that certain Sixth Amendment to Loan and Security Agreement and Consent, dated as of January 25, 2018, as further amended by that certain Seventh Amendment to Loan and Security Agreement, dated as of May 31, 2018, and as further amended by that certain Eighth Amendment to Loan and Security Agreement, dated as of June 13, 2018 (and as it may be further amended, modified, supplemented or restated from time to time prior to the date hereof, the “Loan Agreement”).

B.     Lender has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.     Borrower has requested that Lender agree to (i) amend certain provisions of the Loan Agreement, (ii) waive certain defaults and Events of Default under the Loan Agreement and (iii) consent to the issuance by Borrower of additional Subordinated Debt.

D.     Lender has agreed to (i) amend certain provisions of the Loan Agreement, (ii) waive certain defaults and Events of Default under the Loan Agreement and (iii) consent to the issuance by Borrower of additional Subordinated Debt, but, in each case, only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.       Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings given to such terms in the Loan Agreement.

2.       Amendments to Loan Agreement.

2.1     Section 6.2 of the Loan Agreement shall be amended by adding the following new subsection (l) at the end thereof:

(l)     On the 1st and 15th day of each month, commencing on September 15, 2018 and ending with the forecast due on March 15, 2019, an updated detailed 13-week cash flow forecast illustrating the expected cash inflows and outflows of Borrower.

2.2     The Loan Agreement shall be amended by deleting Section 6.19 (Success Fee) in its entirety and replacing it with the following:

6.19     Success Fee. Borrower shall pay Lender a success fee (the “Success Fee”) in an aggregate amount equal to Five Hundred Fifty-Five Thousand Dollars ($555,000.00), due and payable upon the irrevocable payment in full of all outstanding Advances (whether pursuant to a pre-payment or upon maturity, whether by acceleration or otherwise) of all Notes representing all outstanding Advances (the “Payment-in-Full”); provided that the Payment-in-Full occurs either in connection with, or following the termination of, the commitment of Lender to make Advances under the Loan Agreement; provided further that a portion of the Success Fee in an amount equal to Sixty Thousand Dollars ($60,000.00) shall not be due and payable until both (a) the Payment-in-Full, and (b) irrevocable payment-in-full of all outstanding loans or advances (whether pursuant to a pre-payment or upon maturity, whether by acceleration or otherwise) of all notes representing all outstanding loans or advances under the Beedie Subordinated Debt Documents.

2.3     The Loan Agreement shall be amended by deleting Section 7.8 (Subordinated Debt) in its entirety and replacing it with the following:

7.8 Subordinated Debt. Without Lender’s prior written consent, (a) make or permit any payment on any Subordinated Debt, if any, except in accordance with the terms of any Subordination Agreement relating to such Subordinated Debt, (b) repay the Shareholder Debt except with the proceeds of a Qualified Financing in accordance with the terms of the Subordination Agreement relating to the Shareholder Debt, (c) repay the Junior Unsecured Debt except with proceeds of a Junior Unsecured Debt Qualified Financing in accordance with the terms of the Subordination Agreement relating to the Junior Unsecured Debt or (d) amend, restate, supplement or otherwise modify any of the Subordinated Debt Documents to the extent that such amendment, restatement, supplement or modification is not permitted under the applicable Subordination Agreement.

2.4     Schedule 1 of the Loan Agreement shall be amended by deleting the definitions of “Qualified Financing”, “Revenue Renewal Rate”, “Subordinated Debt” and “Total Debt” contained therein and replacing them with, respectively, the following:

“Qualified Financing” means the issuance by Borrower of debt or equity securities or other refinancing of the Shareholder Debt, in a single transaction or series of related transactions, which (a) results in the receipt by Borrower of gross proceeds of at least Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate, (b) if debt securities are issued or new loans obtained, is subordinated to the Obligations at least to the same extent as the Shareholder Debt is subordinated to the Obligations, (c) has been consented to in advance and in writing by Lender and (d) is on terms and conditions reasonably satisfactory to Lender.

“Revenue Renewal Rate” shall mean the current month’s Revenue derived from Eligible End Users that generated Revenue during the same calendar month of the immediately preceding year divided by the Revenue derived from Eligible End Users during such month during the immediately preceding year; provided that, for purposes of the financial covenant set forth in paragraph (ii) of Schedule 6.17 hereof, all historical Revenue relating to the former client known as GlobalWide Media shall be excluded from the calculation of Revenue Renewal Rate.

“Subordinated Debt” is the Permitted Beedie Debt, the Shareholder Debt and the Junior Unsecured Debt, and any other debt that is subordinated to Borrower’s debt to Lender pursuant to a Subordination Agreement entered into among Lender, Borrower and each subordinated creditor, such debt and Subordination Agreement to be on terms acceptable to Lender, which acceptance shall be evidenced by Lender’s execution and delivery of the applicable Subordination Agreement.

“Total Debt” means all indebtedness, liabilities and obligations of Borrower and its Subsidiaries, including without limitation Permitted Debt; provided that, for purposes of the financial covenant set forth in paragraph (iv) of Schedule 6.17 hereto, Shareholder Debt and Junior Unsecured Debt shall be excluded from the calculation of Total Debt.

2.5     Schedule 1 to the Loan Agreement shall be amended by adding the following definitions for “Gemini APA”, “Junior Unsecured Debt”, “Junior Unsecured Debt Qualified Financing”, “Ninth Amendment”, “Ninth Amendment Effective Date” and “Secured Debt” in their appropriate alphabetical places:

“Gemini APA” means that certain Asset Purchase Agreement, to be entered into by and between Borrower, as seller, and a to-be-determined party, as purchaser, with respect to the acquisition by purchaser of substantially all of the assets of Borrower.

“Junior Unsecured Debt” means that certain Subordinated Debt issued by Borrower to certain of Borrower’s shareholders and/or other investors in an aggregate principal amount of (a) One Million Dollars ($1,000,000) funded on or about the Ninth Amendment Effective Date, and (b) Five Hundred Thousand Dollars ($500,000) funded on or about September 14, 2018.

“Junior Unsecured Debt Qualified Financing” means the issuance by Borrower of debt or equity securities or other refinancing of the Junior Unsecured Debt, in a single transaction or series of related transactions which (a) results in the receipt by Borrower of gross proceeds of at least Five Million Dollars ($5,000,000) in the aggregate, (b) contemporaneously therewith, results in the refinancing of the Shareholder Debt, (c) if debt securities are issued or new loans obtained, is subordinated to the Obligations at least to the same extent as the Shareholder Debt is subordinated to the Obligations, (d) has been consented to in advance and in writing by Lender and (e) is on terms and conditions reasonably satisfactory to Lender.

“Ninth Amendment” means that certain Ninth Amendment to Loan and Security Agreement and Limited Waiver, between Borrower and Lender, dated as of August 31, 2018.

“Ninth Amendment Effective Date” means the date that all of the conditions to the effectiveness of the Ninth Amendment have been either satisfied by Borrower or waived in writing by Lender.

“Secured Debt” means (a) Indebtedness owing under the Beedie Credit Agreement, (b) the Obligations, and (c) in each case to the extent permitted hereunder, other Indebtedness secured by Permitted Liens.

2.6     Schedule 6.17 of the Loan Agreement is hereby amended to (a) delete paragraph (i) (“Minimum Adjusted EBITDA”) in its entirety and replace it with the following new paragraph (i), (b) delete paragraph (ii) (“Revenue Renewal Rate”) in its entirety and replace it with the following new paragraph (ii), (c) delete paragraph (iv) (“Total Debt to MRR”) in its entirety and replace it with the following new paragraph (iv), and (d) add the following new paragraph (vi) (“Secured Debt to MRR”) at the end thereof:

(i)     Minimum Adjusted EBITDA. Borrower shall not suffer or permit its average Adjusted EBITDA per month for any three (3) consecutive calendar months, with each such month’s Adjusted EBITDA to be calculated as of the last day of such month, to exceed the amounts set forth below for such periods (numbers in parentheses are negative):

Period	Minimum Adjusted EBITDA
September 1, 2018 through September 30, 2018	($400,000)
October 1, 2018 through December 31, 2018	($300,000)
November 1, 2018 through November 30, 2018	($250,000)
December 1, 2018 to December 31, 2018	($200,000)
January 1, 2019 through February 28, 2019	($100,000)
March 1, 2019 and at all times thereafter	$0

For the purposes of determining Minimum Adjusted EBITDA for the period from July 1, 2018 through February 28, 2019, one-time legal, consulting, and out of pocket expenses relating to the Ninth Amendment (and any concurrent amendment to the Beedie Credit Agreement) and the entry into the Gemini APA, in each case as and when incurred, along with bad debt expense from July 1, 2018 through October 31, 2018, will be excluded from the calculation of Adjusted EBITDA.

(ii)     Revenue Renewal Rate. Borrower shall not permit its average Revenue Renewal Rate per month for any three (3) consecutive calendar months, with each such month’s Revenue Renewal Rate calculated at the end of such month within the Term, to be less than (a) seventy-two and one-half percent (72.5%) from the Ninth Amendment Effective Date through February 28, 2019, and (b) eighty percent (80%) on March 1, 2019 and at all times thereafter.

(iv)     Total Debt to MRR. Borrower shall not suffer or permit the ratio of Total Debt to MRR calculated on a consolidated basis for Borrower and its Subsidiaries as of the last day of any calendar month occurring during the periods set forth below, to exceed 6.50:1.00 from and after March 1, 2019 and thereafter.

(vi)     Secured Debt to MRR. Borrower shall not suffer or permit the ratio of Secured Debt to MRR calculated on a consolidated basis for Borrower and its Subsidiaries as of the last day of any calendar month occurring during the periods set forth below, to exceed the ratios set forth below for such periods:

(A)     7.00:1.00 from the Ninth Amendment Effective Date through December 31, 2018;

(B)     6.50:1.00 from January 1, 2019 through February 28, 2019; and

(C)     6.00:1.00 from and after March 1, 2019 and thereafter.

3.     Limited Waiver.

3.1     Failure to Comply with Financial Covenants. Borrower acknowledges that during the months ending July 31, 2018 and August 31, 2018, it failed to comply with the financial covenants set forth in paragraphs (i) and (ii) on Schedule 6.17 of the Loan Agreement resulting in an Event of Default under Section 8.2.1 of the Loan Agreement (the “Specified Defaults”).

3.2     Limited Waiver of Specified Defaults. Subject to the satisfaction of the conditions set forth in Section 10 hereof, Lender hereby temporarily waives, on a one time only basis, the Specified Defaults, from the date hereof until the earliest of (a) a default or breach by Borrower of any term, agreement or covenant under this Amendment (except for the Specified Defaults) or (b) the occurrence of an Event of Default under the Loan Agreement or any other Loan Document (other than the Specified Defaults) (the “Waiver Termination Date”). This specific waiver applies only to the Specified Defaults and only for the periods and for the express circumstances described above. This specific waiver shall not be construed to constitute (i) a waiver of any other event, circumstance or condition or of any other right or remedy available to Lender pursuant to the Loan Agreement or any other Loan Document or (ii) a course of dealing or a consent to any departure by Borrower from any other term or requirement of the Loan Agreement. Immediately upon the occurrence of the Waiver Termination Date, the Specified Defaults and any other Event of Default which has occurred after the date hereof shall continue to exist and all of the rights and remedies available to Lender under the Loan Agreement and the other Loan Documents and at law, in equity or otherwise will be available to Lender without restriction, limitation or modification of any kind, as if the temporary limited waiver under this Amendment had not occurred.

4.     Limitations.

4.1     The amendments set forth in Section 2 above are effective solely for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document other than as expressly set forth in Section 3.2 herein, or (b) otherwise prejudice any right or remedy which Lender may now have or may have in the future under or in connection with any Loan Document.

4.2     This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.3     The parties hereto hereby acknowledge that it shall be an Event of Default under the Loan Agreement if the final Five Hundred Thousand Dollar ($500,000) advance of the remaining principal amount of the Junior Unsecured Debt is not made by September 14, 2018 in accordance with subpart (b) of the definition of “Junior Unsecured Debt”.

5.     Representations and Warranties. To induce Lender to enter into this Amendment, Borrower hereby represents and warrants to Lender as follows:

5.1     Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents, are true, accurate and complete as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2     Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under this Amendment and the Loan Agreement, as amended by this Amendment;

5.3     The organizational documents of Borrower delivered to Lender on or about May 5, 2016, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under this Amendment and the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under this Amendment and the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under this Amendment and the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made;

5.7     This Amendment has been duly executed and delivered by Borrower and each of this Amendment and the Loan Agreement as amended by this Amendment, is the binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and

5.8     Borrower has not assigned the Loan Agreement or any of its rights or obligations (including, without limitation, the Obligations) thereunder.

6.     Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Amendment as to the parties hereto and may be used in lieu of the original Amendment for all purposes.

7.     Expenses. Without limitation of the terms of the Loan Documents, and as a condition to the effectiveness of this Amendment, Borrower shall reimburse Lender for all its costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with this Amendment or that are otherwise outstanding. Lender, at its discretion, is authorized (x) to charge said fees, costs and expenses to Borrower’s loan account or any of Borrower’s deposit accounts or (y) to directly invoice Borrower for such fees, costs and expenses.

8.     No Third Party Beneficiaries. This Amendment does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Amendment.

9.     Loan Documents; Indemnity. For purposes of clarity and not by way of limitation, Borrower and Lender acknowledge and agree that this Amendment is one of the Loan Documents and that the indemnification provided pursuant to Section 12.2 of the Loan Agreement applies hereto.

10.     Effectiveness. This Amendment shall be deemed effective and the consent set forth herein is conditioned upon (a) the due execution and delivery of this Amendment by each party hereto, (b) the delivery to Lender of a Subordination Agreement relating to the Junior Unsecured Debt, in form and substance reasonably satisfactory to Lender, duly executed by the parties thereto, (c) the delivery to Lender of true, accurate and complete copies of any amendments to the Beedie Subordinated Debt Documents, as in effect as of the Ninth Amendment Effective Date, in form and substance reasonably satisfactory to Lender, duly executed by the parties thereto, (d) the delivery to Lender of the First Amendment to Subordination Agreement relating to the Permitted Beedie Debt, in form and substance reasonably satisfactory to Lender, duly executed by the parties thereto, (e) the receipt by Borrower of a portion of the proceeds of the Junior Unsecured Debt in an amount equal to One Million Dollars ($1,000,000), and (f) the payment by Borrower of the fees and expenses set forth in Section 7 above.

[Signatures on next page]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

LENDER	BORROWER
SAAS CAPITAL FUNDING II, LLC By: /s/ Todd Gardner Name:Todd Gardner Title:President	ACCELERIZE INC. By: /s/ Anthony Mazzarella Name:Anthony Mazzarella Title:Chief Financial Officer

Form of Beedie Warrant

THIS WARRANT AND THE COMMON STOCK SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS WARRANT AND THE COMMON STOCK SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ACCELERIZE INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase up to 835,000 shares of Common Stock of Accelerize Inc. (subject to adjustment as provided herein)

COMMON STOCK PURCHASE WARRANT

No. BC -03	Issue Date: August 31, 2018

ACCELERIZE INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that, for value received, Beedie Investments Limited or its permitted assigns (the “Holder”) is entitled, subject to the terms set forth below, to purchase from the Company at any time after August 31, 2018 (the “Issue Date”) until 5:00 p.m., Eastern Time, on January 25, 2024 (the “Expiration Date”), up to 835,000 Warrant Shares (subject to adjustment pursuant to the terms hereof), at a per share purchase price of $0.35. The aforementioned purchase price per share, as adjusted from time to time as herein provided, is referred to herein as the “Purchase Price.” The number and character of such shares of Common Stock and the Purchase Price are subject to adjustment as provided herein. The Company may reduce the Purchase Price without the consent of the Holder.

This warrant to purchase Common Stock (“Warrant”) is issued in connection with and pursuant to that amendment dated August31, 2018 to that certain Credit Agreement dated as of January 25, 2018 (the “Credit Agreement”), by and between the Company and Holder.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Business Day” means any day that is not a Saturday, Sunday or a statutory holiday in the Province of British Columbia or the State of California.

(b) The term “Company” shall include Accelerize Inc. and any corporation which shall succeed or assume the obligations of Accelerize Inc. hereunder.

(c) The term “Common Stock” includes (i) the Company’s Common Stock, $0.001 par value per share, and (ii) any other securities into which or for which any of the securities described in (i) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(d) The term “Material Event” means any of the following:

(i) any dividend or distribution in respect of the outstanding shares of Common Stock;

(ii) any offer for subscription or sale pro rata to all holders of the outstanding Common Stock any additional shares of any class or series of the Company’s capital stock;

(iii) any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding Common Stock;

(iv) (a) any Person, or group of Persons acting jointly or in concert, becoming the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding voting securities of the Company, (b) a transaction occurring which results in the stockholders of the Company immediately before the transaction owning, as a group, 50% or less of the outstanding shares of the Company or any successor entity after such transaction or (c) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company; or

(v) the winding-up, dissolution or liquidation of the Company.

(e) The term “Other Securities” refers to any stock (other than Common Stock) or other securities of the Company or any other Person which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to the terms herein.

(f) The term “Person” means an individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation, trust or unincorporated organization.

(g) The term “Trading Market” means the following markets or exchanges on which the Company’s Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the NYSE Amex, the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market, the OTC Bulletin Board, the Toronto Stock Exchange or a nationally recognized stock exchange in Canada.

(h) The term “VWAP” means for any date, the price determined by the first of the following clauses that applies: (A) if the shares are then listed or quoted on a Trading Market, the daily volume weighted average price per share for such date (or the nearest preceding date) on the Trading Market on which the Shares are then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:35 a.m. Eastern Time to 3:58 p.m. Eastern Time); (B) if the shares are not then listed or quoted on a Trading Market and if prices for the shares are then quoted on the OTC Bulletin Board, the volume weighted average price per share of the Shares for such date (or the nearest preceding date) on the OTC Bulletin Board; or (C) if the shares are not then listed or quoted on the OTC Bulletin Board and if prices for the shares are then reported in the “Pink Sheets” published by the Pink OTC Markets Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the shares so reported.

(i) The term “Warrant Shares” shall mean the fully paid and nonassessable shares of Common Stock issuable upon exercise of this Warrant.

1.     Exercise of Warrant.

1.1.     Number of Shares Issuable upon Exercise. From and after the Issue Date through and including the Expiration Date, the Holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of Section 1.2 or upon exercise of this Warrant in part in accordance with Section 1.3, up to 835,000 Warrant Shares, subject to adjustment pursuant to the terms hereof.

1.2.     Full Exercise. This Warrant may be exercised in full by the Holder hereof by delivery to the Company or Warrant Agent (as provided hereinafter) of an original or facsimile copy (or email attachment) of the form of subscription attached as hereto Exhibit A (the “Subscription Form”) duly executed by such Holder, and, subject to Section 11 below, accompanied by payment, in cash, wire transfer or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is then exercisable by the Purchase Price then in effect (the “Full Exercise Price”).

1.3.     Partial Exercise. This Warrant may be exercised in part (but not for a fractional share) by delivery of the Subscription Form as provided in Section 1.2 except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of whole shares of Common Stock designated by the Holder in the Subscription Form by (b) the Purchase Price then in effect (the “Partial Exercise Price”). On any such partial exercise, the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, the whole number of shares of Common Stock for which such Warrant may still be exercised.

1.4.     Fair Market Value. “Fair Market Value” of a share of Common Stock as of a particular date shall mean:

(a)     If the Company’s Common Stock is publicly traded, then the arithmetic average of the VWAP of such shares for each of the five (5) consecutive trading days ending on the date immediately preceding the date of the exercise of this Warrant;

(b)     Except as provided in clause (c) below, if the Company’s Common Stock is not publicly traded, then as the Holder and the Company agree in writing, or in the absence of such agreement, by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided; or

(c)     If the date of the exercise of this Warrant is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company’s charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (c) that all of the shares of Common Stock then issuable upon exercise of all warrants are outstanding at the date of the exercise of this Warrant.

1.5.     Company Acknowledgment. The Company will, at the time of the exercise of the Warrant, upon the request of the Holder hereof acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

1.6.     Delivery of Stock Certificates, etc. on Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Company’s transfer agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder or (B) this Warrant is being exercised via cashless exercise, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earlier of (i) the earlier of (A) two (2) trading days after the delivery to the Company of the Subscription Form and (B) one (1) trading day after delivery of the aggregate Full Exercise Price or Partial Exercise Price (as applicable) and (ii) the number of trading days comprising the Standard Settlement Period (such date, the “Warrant Share Delivery Date”). Upon delivery of the Subscription Form, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the Full Exercise Price or Partial Exercise Price (as applicable) (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) trading days and (ii) the number of trading days comprising the Standard Settlement Period following delivery of the Subscription Form. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Subscription Form. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which such Holder would otherwise be entitled upon exercise, Holder shall receive cash equal to such fraction multiplied by the then Fair Market Value of one full share of Common Stock, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise.

1.7 No Delivery of Warrant on Exercise. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Subscription Form shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. The Holder shall deliver the original Warrant to the Company within thirty (30) days after the full exercise of this Warrant, provided, that the Holder’s failure to so deliver the original Warrant shall not affect the validity of such exercise or any of the Company’s obligations under this Warrant and the Company’s sole remedy for the Holder’s failure to deliver the original Warrant shall be to obtain an affidavit of lost warrant and customary indemnity and security reasonably satisfactory in form and amount to the Company from the Holder.

2.     Adjustments.

2.1.     Reorganization, Consolidation, Merger, etc. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate or amalgamate with or merge into any other Person or (c) directly or indirectly transfer, lease, exclusively license or otherwise dispose of all or substantially all of its properties or assets to any other Person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Section 1, at any time after the consummation of such reorganization, consolidation, amalgamation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or Other Securities) issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 3.

2.2.     Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable in accordance with Section 2.1 by the Holder of the Warrants upon their exercise after the effective date of such dissolution pursuant to this Section 2.

2.3.     Continuation of Terms. Upon any reorganization, consolidation, amalgamation, merger or transfer (and any dissolution following any transfer) referred to in this Section 2, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities, including, in the case of any such transfer, the Person acquiring all or substantially all of the properties or assets of the Company, whether or not such Person shall have expressly assumed the terms of this Warrant.

2.4     No Impairment. The Company shall not, by amendment of its charter or other constating documents, or through a reorganization, transfer of assets, consolidation, merger, arrangement, amalgamation, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions hereof and in taking all such actions as may be necessary or appropriate to protect the Holder’s right hereunder against dilution or other impairment.

3.     Extraordinary Events Regarding Common Stock.

3.1 Dividends and Distributions; Subdivisions and Consolidations. In the event that the Company shall (a) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Purchase Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect. The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 3.1. The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 3.1) be issuable on such exercise by a fraction of which (a) the numerator is the Purchase Price that would otherwise (but for the provisions of this Section 3) be in effect, and (b) the denominator is the Purchase Price in effect on the date of such exercise.

3.2 Issuance of Additional Shares. If the Company shall issue shares of Common Stock before the January 25, 2019 without consideration or for a consideration per share less than the Purchase Price, the Purchase Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Purchase Price then in effect by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued would purchase at the Purchase Price in effect immediately prior to such issue, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such shares of Common Stock so issued; provided that, immediately after any shares of Common Stock are deemed issued pursuant to this Section 3.2 such shares of Common Stock shall be deemed to be outstanding. For the purposes of calculating any adjustment to the Purchase Price under this Section 3.2, all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding convertible securities shall be deemed to be outstanding. Notwithstanding the foregoing, no adjustment to the Purchase Price or number of Warrant Shares shall be triggered pursuant to this Section 3.2 by (i) the issuance of ordinary course stock options or share-based compensation to directors, officers, employees or other service providers when issued pursuant to the Company’s existing compensation plans or consistent with past practice, to a maximum of 10% of the Company’s issued and outstanding shares of Common Stock on a fully diluted basis at such time; or (ii) shares of Common Stock issued upon the exercise, conversion or exchange of any convertible security issued prior to the date hereof.

4.     Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrants, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Purchase Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of the Warrant and any Warrant Agent of the Company (appointed pursuant to Section 7 hereof).

5.     Representations and Covenants of the Company.

5.1 The Company hereby represents and warrants that it is authorized to create and issue the Warrant and that this Warrant is a valid and enforceable obligation of the Company, enforceable in accordance with the provisions of this Warrant Certificate.

5.2 The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, all shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant, and hereby represents and warrants that all Warrant Shares issued upon the exercise of the Warrant will, upon payment of the Purchase Price therefor by the Holder, be fully paid and non-assessable and duly and validly issued.

5.3 The Company shall give Holder notice of a Material Event at the same time and in the same manner as the Company notifies the holders of the outstanding Common Stock; provided, that at all times, if any, when the Company shall not be subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, the Company shall furnish the Holder with:

(a)     notice of such Material Event not less than 10 Business Days prior to the earlier to occur of the anticipated effective date thereof or the record date for any dividend, distribution, or subscription rights or for determining rights to vote, if any, in each case together with such information as the Holder may reasonably require regarding the treatment of this Warrant in connection with the Material Event giving rise to such notice;

(b)     such additional information as is furnished or required to be furnished to all or any shareholders of the Company, whether pursuant to the Company’s charter or other constating documents, any shareholder, investor rights or similar agreement, or applicable corporate or securities laws or stock exchange rules or policies.

6.     Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement and security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense, once only and then at the expense of the Holder, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

7.     Warrant Agent. The Company may, by written notice to the Holder of the Warrant, appoint an agent (a “Warrant Agent”) for the purpose of issuing Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 1, and replacing this Warrant pursuant to Section 6, or any of the foregoing, and thereafter any such issuance or replacement, as the case may be, shall be made at such office by such Warrant Agent.

8.     Transfer on the Company’s Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

9.     Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) three Business Days after deposited in the mail if delivered pursuant to clause (ii) above. The addresses for such communications shall be: (i) if to the Company to: 20411 SW Birch St. Ste. 250, Newport Beach, CA 92660, and (ii) if to the Holder, to: Suite 1730, 1111 West Georgia Street, Vancouver, BC V6E 4M3, Canada, or if subsequently updated, the address in the Company books. The Company may change its address for notices but only to an address and fax number located in the United States.

10. No Assignment. Holder shall not be permitted to sell, assign, hypothecate, pledge, dispose or otherwise transfer this Warrant or the rights and obligations hereunder, or any Warrant Shares acquired upon exercise hereunder, except to an affiliate or to a syndicate member under the Credit Agreement without the prior written consent of Company. Any prohibited assignment shall be null and void.

11. Notice of Expiration. The Company shall give notice of the Expiration Date (the “Expiration Notice”) to the Holder within ninety (90) but not less than thirty (30) days before the Expiration Date. If the Company does not deliver the Expiration Notice within ninety (90) but not less than thirty (30) days before the Expiration Date and the Fair Market Value of one share of Common Stock is greater than the Purchase Price in effect on the Expiration Date, then, subject to any determination of Fair Market Value required pursuant to Section 1.4(b), this Warrant shall automatically be deemed on and as of the Expiration Date to be exercised pursuant to Section 1.2 or Section 1.3, as applicable, as to all Warrant Shares for which it shall not previously have been exercised, and the Company shall deliver a certificate representing the Warrant Shares issued upon such exercise to the Holder in accordance with Section 1.6. In lieu of payment of the Full Exercise Price or the Partial Exercise Price in the manner as specified in Section 1.2 or Section 1.3, as applicable, but otherwise in accordance with the requirements of such Section, the Company shall issue to the Holder such number of Warrant Shares as is computed using the following formula:

X =	Y(A-B)/A

where:

X =	the number of Warrant Shares to be issued to the Holder;

Y =	the number of Warrant Shares with respect to which this Warrant is being exercised (inclusive of the Warrant Shares surrendered to the Company in payment of the Full Exercise Price or Partial Exercise Price, as applicable);

A =	the Fair Market Value of a share of Common Stock; and

B =	the Purchase Price.

11. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of New York. Any dispute relating to this Warrant shall be adjudicated in any state court in New York County in the State of New York or in the U.S. District Court for the Southern District of New York. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. By acceptance of this Warrant, Holder acknowledges that it is either an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

ACCELERIZE INC.

By: Name: Brian Ross Title: Chief Executive Officer and President

Exhibit A

FORM OF SUBSCRIPTION

(to be signed only on exercise of Warrant)

TO:     ACCELERIZE INC.

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby irrevocably elects to purchase (check applicable box):

___ ________ shares of the Common Stock covered by such Warrant; or

Purchase Terms:

___ The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, which is $                      .

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to whose address is                                                                                                                                                                                .

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act, or pursuant to an exemption from registration under the Securities Act.

Dated:

(Signature must conform to name of holder as specified on the fact of the Warrant.)

(Address)